Exhibit 10.7

RANPAK HOLDINGS CORP.
2019 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and effective as of June 3, 2019 (the “Date of Grant”) by and between Ranpak Holdings Corp., a Delaware corporation (with any successor, the “Company”), and Trent Meyerhoefer (the “Participant”) pursuant to the Ranpak Holdings Corp. 2019 Equity Incentive Plan (as it may be amended from time to time, the “Plan”). Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

1. Restricted Stock Unit Award. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Participant 33,777 Restricted Stock Units (the “RSUs”). Each RSU shall represent the right to receive one Share upon the vesting of such RSU, as determined in accordance with and subject to the terms of this Agreement and the Plan.

2. Vesting of RSUs.

(a) Vesting Schedule. Subject to the Participant’s continued employment on the Vesting Date (except as provided herein), the RSUs shall vest and be settled as Shares pursuant to Section 3 below in accordance with the following schedule (each date, a “Vesting Date”):

Vesting Date	Portion of Total RSUs That Vest
January 1, 2020	1/3
January 1, 2021	1/3
January 1, 2022	1/3

(b) Termination of Employment; Forfeiture.

(i) Upon the Participant’s termination of employment with the Company for any reason, other than due to the Participant’s termination of employment without Cause, resignation for Good Reason, death or Disability, prior to the Vesting Date, 100% of the unvested RSUs shall be forfeited for no consideration.

(ii) Upon the Participant’s termination of employment with the Company due to the Participant’s termination of employment without Cause, death or Disability, all unvested RSUs shall immediately vest as of the date of such termination and be settled as Shares pursuant to Section 3 below.

(c) Change in Control. In the event of a Change in Control, the treatment of RSUs will be governed by Section 12(b) and Section 12(c) of the Plan.

3. Settlement of RSUs.

(a) Subject to Section 3(b), the Company shall deliver to the Participant the number of Shares equal to the number of RSUs that have vested in accordance with Section 2 as soon as reasonably practicable (and in no event later than 60 days) after the Vesting Date.

(b) Participant acknowledges that, regardless of any action taken by the Company or any of its Affiliates to which Participant is providing services, the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Option (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares. Pursuant to such procedures as the Administrator may specify from time to time, the Company (or any of its Affiliates to which Participant provides services) may withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, with consideration received under a formal, broker-assisted cashless settlement program adopted by the Company in connection with the Plan. In the alternative, the Administrator may require Participant to satisfy such Tax Obligations, in whole or in part (without limitation), with (i) cash in U.S. dollars, (ii) check designated in U.S. dollars or (iii) any other method approved in the sole discretion of the Administrator. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to allow Participant to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant.

4. Dividend Equivalents. In the event that the Company declares a per Share dividend prior to the Vesting Date, the Participant shall not be entitled to dividend equivalents with respect to the RSUs under this Agreement.

5. Definitions. This following terms shall have the meaning set forth below:

(a) “Disability” shall have the meaning set forth in the Participant’s employment or severance agreement with the Company or any of its Affiliates, or if the Participant is not a party to such an agreement with the definition of “Disability” then “Disability” shall mean the Participant’s inability to perform the Participant’s duties and responsibilities due to permanent physical or mental illness or incapacity that is expected to last for a consecutive period of ninety (90) days or one hundred and eighty (180) days during any three-hundred and sixty-five (365) day period as determined by the Board in its good faith judgment.

(b) “Good Reason” shall have the meaning set forth in the Participant’s employment or severance agreement with the Company or any of its Affiliates, or if the Participant is not a party to such an agreement with the definition of “Good Reason”, shall mean the occurrence of any one or more of the following events which occur without the Participant’s express written consent: (i) a material reduction in the Participant’s base salary other than any such reduction that applies generally to similarly situated employees of the Company; or (ii) relocation of the Participant’s principal place of employment outside a 50 mile radius from its current location.

6. No Right to Continued Employment. The granting of the RSUs evidenced hereby and this Agreement shall impose no obligation on the Company or any of its affiliates to continue the employment of the Participant and shall not lessen or affect any right that the Company or any of its affiliates may have to terminate the employment of such Participant.

7. No Right to Future Grants. Any grant of RSUs granted under the Plan shall be a one-time grant that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

8. Rights as a Stockholder. The Participant shall have none of the rights of a Stockholder of the Company, including voting rights, unless and until the RSUs are settled for Shares and the Participant becomes the record owner of the Shares underlying the RSUs.

9. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly

10. Securities Laws. The issuance and delivery of Shares shall comply with all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, (the “Securities Act”) the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. If the Company deems it necessary to ensure that the issuance of Shares is not required to be registered under any applicable securities laws, each Participant to whom such Shares would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may request which satisfies such requirements.

11. Withholding. Subject to the Participant’s rights under Section 3(b), the Company or any of its Affiliates shall have the right, and is hereby authorized, to withhold any applicable withholding taxes in respect of the RSUs, their grant, vesting or otherwise and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

12. Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the RSUs granted pursuant to this Agreement are subject to the terms and conditions of Section 19 (Cancellation or “Clawback” of Awards) of the Plan.

13. Notices. Any notification required or permitted to be given by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service (or in the case of non-U.S. Participant, the foreign postal service of the country in which the Participant resides), by registered or certified mail, with postage and fees prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below:

If to the Company:

Ranpak Holdings Corp.

7990 Auburn Road
Concord Township, OH 44077

Attention: [●]

Email: [●]

If to the Participant, to the address of the Participant on file with the Company.

14. Entire Agreement. This Agreement, the Plan and any other agreements referred to herein or therein shall constitute the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

15. Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

16. Participant Undertaking. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares to be issued upon settlement of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the RSUs pursuant to this Agreement.

17. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.

18. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application of the conflicts of law principles thereof. BY RECEIPT OF THIS AWARD, THE PARTICIPANT WAIVES ANY RIGHT THAT THE PARTICIPANT MAY HAVE TO TRIAL BY JURY IN RESECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AWARD AGREEMENT OR THE PLAN.

19. Amendment. No amendment or modification of any provision of this Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant; provided, that, the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.

20. Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

21. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

22. No Guarantees Regarding Tax Treatment; Compliance with Section 409A. The Participant (and his beneficiaries) shall be responsible for all taxes with respect to the RSUs. The Company makes no guarantees regarding the tax treatment of the RSUs. The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A of the Code or otherwise, and none of the Company, its subsidiaries or any of its affiliates, or any of their employees or representatives shall have any liability to the Participant with respect thereto. The provisions of Section 20 of the Plan shall apply under this Agreement and are hereby incorporated by reference.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Award Agreement as of the date first written above.

RANPAK HOLDINGS CORP.

By:
Name:
Title:

Agreed and acknowledged as

of the date first above written:

Trent Meyerhoefer

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